Exhibit (i)(4)
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                       SEVERANCE COMPENSATION AGREEMENT

         THIS AGREEMENT, made effective as of August 15, 1990 by and between Harris & Harris Group, Inc., a New York corporation (the "Company"), and Charles E. Harris (the "Executive").

         WHEREAS, the Company and the Executive are parties to an employment agreement effective as of August 15, 1990 (the "Employment Agreement") providing for the employment of the Executive by the Company for a period and upon the other terms and conditions therein stated; and

         WHEREAS, the Company considers the maintenance of a sound and vital senior management to be essential to protecting and enhancing the interests of the Company and its shareholders; and

         WHEREAS, the Company recognizes that, as is the case with many publicly owned corporations, the possibility of a change in control of the Company may arise and that such possibility, and the uncertainty and questions which it may raise among senior management, may result in the departure or distraction of senior management personnel to the detriment of the Company and its shareholders; and

         WHEREAS, accordingly the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's senior management to their assigned duties and long-range responsibilities without distraction in circumstances arising from the possibility of a change in control of the Company; and

         WHEREAS, the Company believes it important and in the best interests of the Company and its shareholders, should the Company face the possibility of a change in control, that the senior management of the Company be able to assess and advise the Board of Directors of the Company whether such a proposed change in control would be in the best interests of the Company and its shareholders and to take such other action regarding such a proposal as the Board of Directors might determine to be appropriate, without senior management being influenced by the uncertainties of their own employment situations; and

         WHEREAS, in order to induce the Executive to remain in the employ of the Company in the event of any actual or threatened change in control of the Company, the Company has determined to set forth the severance benefits which the Company will provide to the Executive under the circumstances set forth below;

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. Definitions.

         (a) All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.

         (b) "Change in Control" shall mean the occurrence of any of the following events:

               (i) any person, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or group of persons, within the meaning of Exchange Act Rule 13d-5, other than the Company or any of its subsidiaries, becomes a beneficial owner, directly or indirectly, of thirty percent (30%) or more in voting power or amount of the Company's then outstanding equity securities, without the approval of not less than two-thirds of the Board in existence prior to such ownership;

               (ii) individuals who constitute the Board on any, day (the "Incumbent Board") cease for any reason other than their deaths or resignations to constitute at least a majority of the Board on the following day (which day shall be considered the day upon which occurs the Change in Control), provided that any individual becoming a director subsequent to the date of this Agreement whose election or nomination for election by the Company's shareholders was approved by a vote of not less than three-quarters of the Incumbent Board or not less than two-thirds of the then incumbent Nominating Committee of the Board shall be for purposes of this subsection considered as though such person were a member of the Incumbent Board;

               (iii) The necessary majority of the Company's shareholders approve any reorganization (other than a mere change in identity, form or place of organization of the Company, however effected), merger or consolidation of the Company, or any other transaction with one or more business entities or persons as a result of which the stock of the Company is exchanged for or converted into cash or property or securities not issued by the Company, or as a result of which there is a change in ownership of existing equity securities of the Company or the issuance of new equity securities of the Company (or the right or option to acquire such equity securities) which equals or exceeds thirty percent (30%) in voting power or amount of the equity securities of the Company outstanding upon completion of such transaction, unless such reorganization, merger, consolidation or other transaction shall have been affirmatively recommended to the Company's shareholders by not less than two-thirds of the Incumbent Board;

               (iv) the necessary majority of the Company's shareholders approve the sale of (or agreement to sell or grant of a right or option to purchase as to) all or substantially all of the assets of the Company to any person or business entity, unless such sale or other transaction shall have been affirmatively recommended to the Company's shareholders by not less than two-thirds of the Board;

               (v) the dissolution or liquidation of the Company;

               (vi) the occurrence of any circumstance having the effect that persons who were nominated for election as directors by the Board shall fail to become directors of the Company other than because of their death or withdrawal;

               (vii) a change in control of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Exchange Act, unless such change in control is approved by not less than two-thirds of the Board in existence prior to such change in control;

               (viii) such other events as the Board may designate.

         2. Termination of Employment.

         If the Executive is an employee of the Company on the day before a Change in Control and the Executive's employment with the Company is terminated (i) by the Executive or (ii) by the Company as a Without Cause Termination, in either case within one year from the date of such Change in Control, the Company hereby agrees to provide to the Executive the following benefits:

         (a) a lump sum payment, payable in cash, cashier's check or by wire, within ten (10) business days from the date of such termination of employment equal to 2.99 times the Executive's average base salary, incentive compensation, bonus and any other amounts which may be included in the Executive's income as compensation from the Company) over the most recent five
(5) years (or such lesser time as the Executive was employed by the Company as an employee) preceding the year in which occurred the Change in Control;

         (b) a lump sum payment, payable in cash, cashier's check or by wire, within ten (10) business days from the date of such termination of employment in an amount equal to such termination of employment in an amount equal to any amounts forfeited, on account of such termination of employment, under any employee pension benefit plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by the Company and participated in by the Executive at any time between the day before the Change in Control and the day of the Executive's termination of employment;

         (c) to the extent not otherwise payable to the Executive, continued coverage of the Executive and the Executive's beneficiaries for a period extending through the latter of the date the Executive commences any subsequent full-time employment for pay and the date that is three (3) years after the Executive's termination of employment, under all employee welfare benefit plans, as defined in Section 3(1) of ERISA, maintained or contributed to by the Company and covering the Executive at any time between the day before the Change in Control and the day of the Executive's termination of employment; such continuation coverage shall (i) be provided at the expense of the Company to the extent so provided prior to the termination of employment,
(ii) as of the time the coverage is being provided be identical to the highest level of coverage provided under each such plan to the Executive and the Executive's beneficiaries at any time between the day before the Change in Control and the day of the Executive's termination of employment, and (iii) not be conditioned upon, or discriminate on the basis or lack of, evidence of insurability; and

         (d) in the event of the termination of employment by the Company that is a Without Cause Termination or a Constructive Discharge, all benefits provided for by the Employment Agreement under such circumstances, reduced by all benefits provided pursuant to (a) through (c) above.

         3. No Obligation to Mitigate Damages; No Effect on Other Contractual Rights.

         (a) The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination of his employment with the Company or otherwise.

         (b) Except as expressly provided in Section 2(d), the provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, supersede, affect or in any way diminish the Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any applicable law or any pension benefit or welfare benefit plan, employment agreement or other contract, plan or arrangement.

         4. Limitation on Benefits; Attorney's Fees; Interest.

         (a) Notwithstanding any provisions to the contrary in this Agreement, if any part of the payments provided for under Section 2 of this Agreement (the "Agreement Payments") would if paid constitute a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the Agreement Payments shall be payable to the Executive only if
(i) the sum of the value of the Agreement Payments and of the value of all other to or for the benefit of the Executive that constitute "parachute payments" less the amount of any excise taxes payable under Code Section 4999, and any similar or comparable taxes in connection with such sum, is greater than (ii) the greatest value of payments in the nature of compensation contingent upon a change in control that could be paid at such time to or for the benefit of the Executive and not constitute a "parachute payment" (the "Alternative Payment"); otherwise, only the Alternative Payment shall be payable to the Executive. For purposes of this Section 4(a), the value of payments shall be determined in accordance with Code Section 280G(d)(4) and any regulations issued thereunder.

         (b) The determination of the operation of Section 4(a) and of any reduction in benefits necessary thereunder shall be made by the Executive upon reasonable advice of the Executive's counsel or accountant, except that, should the Internal Revenue Service ever determine to the Executive's satisfaction that any of the payments provided under this Agreement constitute a "parachute payment," the Executive shall repay to the Company an amount sufficient at that time to prevent any of such payments from constituting a "parachute payment". In any case in which the level of benefits provided for under this Agreement is reduced or not provided to the Executive on account of the operation of Section 4(a), the Executive may select those benefits which are to be reduced or not provided.

         (c) If the Company shall fail to pay or provide at any time any benefits under this Agreement or under any benefit plan, agreement or arrangement established, agreed to or contracted for by the Company for the benefit of or with the Executive, the Executive shall be entitled to consult with independent counsel, and the Company shall pay the reasonable fees and expenses of such counsel for the Executive in advising him in connection therewith or in bringing any proceedings, or in defending any proceedings, involving the Executive's rights under this Agreement, such right to reimbursement to be immediate upon the presentment by the Executive of written billings of such reasonable fees and expenses. The Executive shall be entitled to interest at the "prime rate" established from time to time by the Bank of New York for any payments of such expenses, or any other payments following the Executive's termination of employment, that are overdue.

         (d) The Company shall have the right to withhold from all payments due hereunder all income and excise taxes required to be withheld by applicable law and regulations.

         5. Governing Law.

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         6. Miscellaneous.

         (a) If any rights pursuant to Section 2 above have accrued to the Executive prior to the Executive's death or a judicial determination of the Executive's incompetence, but have not been fully satisfied hereunder at the time of such event, such rights shall survive and shall inure to the benefit of the Executive's heirs, beneficiaries and legal representative. Otherwise, this Agreement shall terminate upon the Executive's death or a judicial determination of the Executive's incompetence.

         (b) Nothing herein (other than as provided in Section 2(d)) shall be deemed to affect or alter the Executive's current employment status and the status of the Employment Agreement.

         (c) In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

         7. Notice.

         All notices or communications hereunder shall be given in accordance with the requirements for notices contained in the Employment Agreement.

         8. Amendment; Termination: Waiver.

         No provisions of this Agreement may be amended, modified or waived and this Agreement may not be terminated unless such is authorized by a majority of the Board and agreed to in writing by the Executive; provided that if the term of the Employment Agreement, as such may be extended, expires, this Agreement shall simultaneously be terminated. No waiver by either party hereto of any breach by the other party hereto of any condition or any provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or waiver of a similar or dissimilar condition or provision at the same time or any subsequent time.

         9. Successors.

         (a) Except as otherwise provided herein, the Company's rights, duties and obligations under this Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including, without limitation, any business entity or business entities acquiring directly or indirectly all or substantially all of the assets or shares of Stock whether by merger, consolidation, sale or otherwise -- and such successor shall thereafter be deemed the "Company" for all purposes of this Agreement -- but such rights, duties and obligations shall not otherwise be assignable by the Company.

         (b) Within thirty (30) days following a Change in Control, the Company (including any successor of the Company) shall in writing affirm to the Executive its obligations under this Agreement, and any failure by the Company to so affirm this Agreement shall, for purposes of this Agreement only, be considered a Without Cause Termination.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officers, and the Executive has signed and delivered this Agreement, all as of August 15, 1990, but actually on the dates set forth below.

                                            HARRIS & HARRIS GROUP, INC.


                                            By: /s/ C. Richard Childress
                                                -----------------------------

                                            Title: Chief Financial Officer
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                                            Date: 9/18/90
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ATTEST:

Happy R. Perkins
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Secretary

Date: 9/18/90
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                                            /s/ Charles E. Harris
                                            ---------------------------------
                                            Charles E. Harris
                                            Executive

                                            Date: 9/21/90
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